SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SPEEDEMISSIONS, INC.

(Exact name of registrant as specified in its charter)

Florida	7549	33-0961488
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

1015 Tyrone Road

Suite 220

Tyrone, GA 30290

(770) 306-7667

(Address, Including Zip Code, and Telephone Number, Including

Area Code, of Registrant’s Principal Executive Offices)

Speedemissions, Inc. 2005 Omnibus Stock Grant and Option Plan

(Full title of plan)

Richard A. Parlontieri, President

1015 Tyrone Road, Suite 220

Tyrone, Georgia 30290

(770) 306-7667

(Address, Including Zip Code, and Telephone Number, Including

Area Code, of Agent for Service)

Copies to:

Bruce A. Parsons, Esq.

BURR & FORMAN LLP

420 North 20th Street, Suite 3400

Birmingham, Alabama 35203

(205) 251-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Amount of Offering Price (2)	Amount of Registration Fee
Common Stock par value $0.001	53,496 shares	$0.12	$6,419.52	$1.00

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Act”), the number of shares of securities registered under this Registration Statement will be increased as a result of future stock splits, stock dividends or similar transactions that occur prior to the distribution of the securities covered by this Registration Statement.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Act, based upon the average of the closing bid and ask prices per share of the Registrant’s Common Stock on the OTC Bulletin Board on September 8, 2008.

EXPLANATORY NOTE

The Registrant amended and restated its 2005 Omnibus Stock Grant and Option Plan (the “Plan”) effective as of August 26, 2008. The Plan, as amended and restated, is attached hereto and incorporated herein by reference.

REGISTRATION OF ADDITIONAL SECURITIES

This registration statement also relates to the registration of additional securities of the same class as other securities for which a registration statement filed on this Form relating to the Plan is effective. Such additional securities were due to be registered prior to the amendment and restatement of the Plan.

The contents of the registration statement filed with the Commission on December 8, 2005, Registration No. 333-130199, are hereby incorporated by reference.

The required opinions and consents to this registration statement are listed in the Exhibit Index to this registration statement.

The following documents filed by Registrant with the Commission are incorporated by reference in order to update the prior filed registration statement, No. 333-130199:

(1)	The Registrant’s Annual Reports on Form 10-KSB for the fiscal years ended December 31, 2005, December 31, 2006, as amended, and December 31, 2007;

(2)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2008 and March 31, 2008, and on Form 10-QSB for the quarters ended September 30, 2007, as amended, June 30, 2007, as amended, March 31, 2007, as amended, September 30, 2006, June 30, 2006, March 31, 2006, and the amendments to the Registrant’s Quarterly reports for the quarters ending June 30, 2005 and September 30, 2005; and

(3)	The Registrant’s Current Reports on Form 8-K filed with the Commission on September 10, 2008, August 12, 2008, July 18, 2008, July 3, 2008, May 22, 2008, May 16, 2008, February 21, 2008, December 4, 2007, November 13, 2007, November 8, 2007, October 2, 2007, August 16, 2007, October 23, 2006, August 10, 2006, June 22, 2006, April 25, 2006, April 3, 2006, February 2, 2006 and December 22, 2005.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tyrone, State of Georgia, on this the 11th day of September, 2008.

SPEEDEMISSIONS, INC.

By:	/s/ Richard A. Parlontieri
Richard A. Parlontieri, President and Chief Executive Officer

By:	/s/ Mike Shanahan
Mike Shanahan, Chief Financial Officer and Chief Accounting Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints severally, Richard A. Parlontieri and Mike Shanahan, and each of them acting individually, their respective attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of these attorneys-in-fact, or their respective substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Richard A. Parlontieri	President and Chief Executive Officer	September 11, 2008
By: Richard A. Parlontieri

/s/ Gerald Amato	Director	September 11, 2008
By: Gerald Amato

Signature	Title	Date
/s/ Bradley A. Thompson	Director	September 11, 2008
By: Bradley A. Thompson

/s/ Michael E. Guirlinger	Director	September 11, 2008
By: Michael E. Guirlinger

/s/ Ernest A. Childs, PhD	Director	September 11, 2008
By: Ernest A. Childs, PhD

EXHIBIT INDEX

Exhibit	Description
4.1	Amended and Restated 2005 Omnibus Stock Grant and Option Plan

5.1	Opinion of Burr & Forman LLP

23.1	Consent of Tauber & Balser, P.C.

23.2	Consent of Burr & Forman LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in signature page)